UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2015

JACK HENRY & ASSOCIATES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-14112 (Commission File Number)	43-1128385 (I.R.S. Employer Identification No.)

663 Highway 60, P.O. Box 807
Monett, Missouri 65708
(Address of principal executive office) (Zip Code)

(417) 235-6652
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 4, 2015, the Board of Directors voted to expand the size of the Board to eight members and appointed Shruti S. Miyashiro to the Board to fill the new seat. Ms. Miyashiro will serve as an independent director.
Shruti S. Miyashiro, age 44, is President and Chief Executive Officer of Orange County's Credit Union, which she has led since 2007. Orange County's Credit Union is based in Santa Ana, California with $1.2 billion in assets, 10 branches and over 90,000 members. Prior to her appointment as CEO of Orange County's Credit Union, Ms. Miyashiro held other senior positions in financial services organizations, including President and CEO of Pasadena Federal Credit Union from 2004 to 2007 and President and CEO of Orange County Group, Inc. from 2002 to 2004. Ms. Miyashiro has served in numerous leadership positions in the credit union industry, including state and national committees for the California Credit Union League and the Credit Union National Association, as well as the Board of Directors of CO-OP Financial Services, a large credit union services organization which serves institutions nationwide. Ms. Miyashiro serves on the Advisory Committee for the California Department of Oversight and on the Western CUNA Management School Board of Trustees. Ms. Miyashiro brings to the Board the perspective and experience of a large credit union customer, as Orange County's Credit Union uses the Company's Symitar core software system and many of our complementary products and services. Ms. Miyashiro earned a master's in business administration from the University of Redlands.
The Board of Directors has not assigned Ms. Miyashiro to any Board Committee at this time.
As a customer of the Company, Orange County's Credit Union, during the fiscal year ended June 30, 2014, paid $311,751 to the Company, and paid an estimated $9,000 from July 1, 2014 through December 31, 2014, primarily for software maintenance and data processing services.
Additional information regarding Ms. Miyashiro is detailed in the Company's press release dated March 4, 2015, the text of which is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press release issued on March 4, 2015 by Jack Henry & Associates, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	March 4, 2015	By: /s/ Kevin D. Williams
Kevin D. Williams
Chief Financial Officer